Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

Ecological Partners, LLC
as the Purchaser,
and
Ecological, LLC
as the Seller

Dated:  as of November 15, 2012

THIS ASSET PURCHASE AGREEMENT dated as of the 15th day of November, 2012 (this "Agreement") is by and between Ecological Partners, LLC, a New York limited liability company (the "Purchaser") and Ecological, LLC., a Delaware limited liability company ("the Seller").

RECITALS

WHEREAS, the Seller is engaged in the business of providing energy audit engineering analysis, and retro-commissioning advice and consulting to commercial buildings in the New York metropolitan area (the "Business"); and

WHEREAS, the Business does not include the Seller’s land development business, (the “Excluded Business”); and

WHEREAS, the Seller desires to sell to the Purchaser the Business and all of the assets and properties related thereto, and the Purchaser desires to acquire the Business and all of such assets and properties, upon the terms, in the manner and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows (all capitalized terms shall have the meaning set forth in this Agreement):

ARTICLE I.
PURCHASE AND SALE OF THE ASSETS

SECTION 1.1. The Closing.  The sale and transfer of the Assets (as defined herein) and the consummation of all of the other transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Ruskin Moscou Faltischek, P.C., Uniondale, New York, at 10:00 a.m., local time, on or before November 30, 2012, as the same may be extended by the Purchaser, but to not later than January 31, 2013, provided the Purchaser is in compliance with its obligations hereunder (the applicable date of the Closing being referred to as the "Closing Date").  At the Closing, the Seller and the Purchaser shall exchange certificates, instruments and other documents required to be delivered under Article VI hereof.

SECTION 1.2. Purchase and Sale of the Assets.  At the Closing, the Seller shall sell, assign and transfer to the Purchaser, free and clear of all liens, pledges, security interests, mortgages, claims, debts, charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the "Encumbrances"), except for the Encumbrances expressly assumed by Purchaser, if any, all of its property, rights, privileges and interests, whether tangible or intangible, real, personal or mixed, that are held or leased or used in connection with the Business, other than the Excluded Assets as defined in Section 1.3 below

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(collectively, the "Assets").  The Assets shall include, but not be limited to, all of Seller's rights and interests in its:

(a)           tangible personal property, including, without limitation, work in process, inventory, furniture and equipment;

(b)           real property, including, without limitation, fixtures;

(c)           leasehold interests, which may require landlords' consents, which consents will be delivered at Closing;

(d)           contracts and personal property leases expressly assumed by the Purchaser;
(e)           licenses and permits, which may require consent to assignment;

(f)           patents, trademarks, copyrights and all other intellectual property, which may require consent to assignment;

(g)           know how and trade secrets;

(h)           prepaid expenses;

(i)           accounts receivable;

(j)           customer lists and account information;

(k)           goodwill;

(l)           positive bank account balances; and

(m)           copies of all files, books and records.

SECTION 1.3.                             Excluded Assets.  The following assets of the Seller are expressly excluded from the Assets and shall not be sold, assigned, transferred or delivered to the Purchaser hereunder (collectively, the "Excluded Assets"):

(a)           the corporate minute books and stock record books of the Seller (copies of which, however, will be delivered to Purchaser);

(b)           any rights the Seller may have to enforce the obligations of the Purchaser pursuant to this Agreement and any and all agreements, certificates, instruments and other documents related to this Agreement (collectively, the "Related Documents"); and

(c)           the books of account and any other corporate records of the Seller (copies of which, however, will be delivered to Purchaser).

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(d)           rights arising from any refunds due with respect to Taxes of the Seller and all interest paid or payable with respect to such refunds, and all Tax records and taxpayer and other identification numbers with copies of all documents to be provided to the Purchaser; and

(e)           any and all rights, benefits and privileges related to the Excluded Liabilities and Excluded Assets, including, all records related thereto.

SECTION 1.4.                             Assumed Liabilities.  At the Closing, the Purchaser shall assume the following obligations and liabilities of the Seller, all of which were incurred in the ordinary course of business of the Seller (the "Assumed Liabilities"):  trade payables incurred by the Seller prior to the Closing Date in the ordinary course of the Business listed on Schedule 1.4(a) of the Disclosure Schedule.

Notwithstanding the Purchaser's assumption of the Assumed Liabilities, the Purchaser may seek indemnification from the Seller for any and all Losses (as defined below) resulting from a breach of any of the Seller’s representations and warranties hereunder.

SECTION 1.5.                             Excluded Liabilities.  Except for the Assumed Liabilities specifically set forth in Section 1.4 above, the Purchaser shall not assume or be deemed to  have assumed any debts, liabilities or obligations of any kind, character or nature, whether known or unknown, fixed, contingent, absolute or otherwise, arising or made prior to, on or after the Closing Date, of the Seller and its affiliates, or relating to or arising from the Assets or the conduct of the Business on or prior to the Closing Date, including, but not limited to approximately $3.5 million of funded debt and the Purchaser shall also not assume any liability relating to Existing Litigation, as hereinafter defined, or the Seller's costs related directly and/or indirectly to this transaction (each an "Excluded Liability" and collectively, the "Excluded Liabilities").  From and after the Closing, the Seller covenants and agrees to timely and fully discharge and satisfy all Excluded Liabilities so that the same can not be asserted against the Assets, the Business or the Purchaser.

ARTICLE II.
CONSIDERATION FOR TRANSFER

SECTION 2.1.                             Purchase Price.  The purchase price (the “Purchase Price”) shall consist of certain shares of common stock (the “Stock Consideration”), par value $.001 per share of Premier Alliance Group, Inc. (“Premier”), a Delaware corporation (the “Premier Common Stock”) and cash (the “Cash Consideration”).

(a)           The Stock Consideration shall consist of a number of authorized but unissued shares of Premier Common Stock to be issued at the Closing and to be computed by dividing $4,000,000 by the average closing price of Premier Common Stock on the OTC BQ stock market for the five (5) trading days immediately preceding the execution and delivery of this Agreement (the “Share Price”).  The certificate for the Stock Consideration shall bear a

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legend under the Securities Act of 1933, as amended (the “Securities Act”) relating to the status of the Stock Consideration as restricted securities and will also bear a legend relating to the indemnification provisions set forth in Article VII of this Agreement.

(b)           The Cash Consideration is the sum of Three Million ($3,000,000) Dollars less the sum of the Assumed Liabilities.

SECTION 2.2.                             Payment of the Purchase Price.

(a)           At the Closing, the Purchaser shall pay the Stock Consideration by delivery to the Seller of one or more certificates representing the same, or if the Premier transfer agent is unable to deliver the Stock Consideration to the Seller at that time and place, irrevocable written instructions to the transfer agent to make such delivery as soon as possible directly to the Seller.

(b)           At the Closing, the Purchaser shall pay the Cash Consideration by wire transfer to the Seller in immediately available funds.

SECTION 2.3.                             Possible Reduction of Purchase Price.

It is understood by and between the parties hereto that the amount of the Cash Consideration is conditioned on there being included in the Assets the sum of at least One Million ($1,000,000) Dollars in cash or bank accounts (the “Closing Cash”).  The Cash Consideration will be reduced by the amount that the cash transferred at Closing is less than the Closing Cash.

Following the Closing the Closing Cash shall be transferred to Premier (as defined below) and shall be used for working capital purposes in connection with the ongoing operation and growth of the Business, all as determined by the Chief Executive Officer of Premier.

SECTION 2.4.                             Allocation of Purchase Price.  The Purchaser and the Seller agree to allocate the Purchase Price, as adjusted, among the Assets in accordance with Schedule 2.4 of the Disclosure Schedule.  The Purchaser and the Seller agree that the allocations set forth on Schedule 2.4: (a) have been negotiated and determined by and between the parties in good faith in accordance with their respective interests and such allocations represent their bona fide best and true estimate of the value of the respective Assets; and (b) are consistent with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.  The parties further agree: (i) to complete jointly and to file separately Form 8594 for the tax year in which the Closing occurs (and any IRS Form 8594 required with respect to any subsequent tax year) with their respective federal income tax returns consistent with the allocation set forth on Schedule 2.4; and (ii) that neither party shall take a position on any income, transfer or gains tax return, before any Governmental or Regulatory Authority charged with the collection of any such tax or in any Action or Proceeding,

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that is in any manner inconsistent with the terms of any such allocation without the prior written consent of the other party.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF
THE SELLER

The Seller hereby represents and warrants to the Purchaser, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date), and as of the moment immediately prior to Closing, as follows:

SECTION 3.1. Organization and Qualification; Investments.

(a)           the Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth in Schedule 3.1(a) of the Disclosure Schedule, with all requisite power and authority to own the Assets, lease its properties, and to conduct the Business as it is presently conducted.  The Seller is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts the Business, which jurisdictions are set forth on Schedule 3.1(a) of the Disclosure Schedule.

(b)           Other than as set forth in Schedule 3.1(b) of the Disclosure Schedule, the Seller does not have any affiliates or hold any direct or indirect equity investments in other businesses, joint ventures, partnerships or other persons.  None of the entities set forth in Schedule 3.1(b) of the Disclosure Schedule has any business, interests, revenues, or expenses that relate in any manner to the Business.

(c)           The Seller has delivered to the Purchaser complete copies of the Seller's articles of organization and operating agreement, and all amendments thereto.

SECTION 3.2. Authorization.  The Seller has full power and authority to perform the transactions contemplated by this Agreement.  The Seller's execution and delivery of this Agreement and the Related Documents and its performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by the Seller's managers and members.  This Agreement and the Related Documents have been duly and validly executed and delivered by the Seller and constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

SECTION 3.3. No Violation.  Neither the execution and delivery of this Agreement or the Related Documents by the Seller and the performance of the Seller's obligations hereunder and thereunder, nor the purchase and sale of the Assets and Business, will:

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(a)           violate or result in any breach of any provision of  the Seller's articles of organization or operating agreement;

(b)           except as set forth on Schedule 3.3(b) of the Disclosure Schedule violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of any Seller or otherwise) any obligation under, or result in the loss of any benefit under, any agreement to which the Seller is a party, or give rise to the creation of any Encumbrance upon any of the Assets; or

(c)           violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("Governmental Authority") applicable to the Seller, the Shareholders, the Business or any of the Assets.

SECTION 3.4. Ownership.  Schedule 3.4 of the Disclosure Schedule sets forth the name, address and interest of each person or entity that has any ownership interest of any description in the Seller.

SECTION 3.5. Consents and Approvals.  Except as listed on Schedule 3.5 of the Disclosure Schedule, no filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for the Seller to execute and deliver this Agreement and the Related Documents, including all contract and lease assignments or to enable the Purchaser after the Closing to continue to conduct the Business as presently conducted.

SECTION 3.6. Financial Statements. (a) The Seller has delivered to the Purchaser internally generated balance sheets and statements of operations for the Subject Periods defined below (the “Internal Statements”), a copy of which has been included as Schedule 3.6 of the Disclosure Schedule.  (b) The Seller will deliver to the Purchaser, within 60 days of the date hereof, the financial statements (the “Financial Statements”) of the Seller as of December 31, 2011, and for the two (2) years then ended (audited for 2011 and unaudited for 2010) and unaudited financial statements as of September 30, 2012 and for the nine (9) months then ended (the “Subject Periods”) which shall be consistent in all material respects with the Internal Statements. The Internal Statements and the Financial Statements are, or will be when delivered, as the case may be, accurate in all material respects and have been prepared from the books and records of the Seller and in accordance with GAAP consistently applied and fairly present the financial condition of the Seller as of the dates thereof and the results of the operations of the Business for the periods indicated.

SECTION 3.7. Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.7 of the Disclosure Schedule, on September 30, 2012, the Seller had no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due) nor

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 loss contingency, except as reflected on the Financial Statements, which would be required to be included therein in accordance with GAAP consistently applied, and the Seller has no knowledge of any valid basis for the assertion of any such liability or loss contingency.

SECTION 3.8. Absence of Certain Changes.  Except as disclosed in Schedule 3.8 of the Disclosure Schedule, since January 1, 2012, the Seller has conducted the Business in the usual ordinary course, and, without limiting the generality of the foregoing, since such date, there has not been (except as set forth on Schedule 3.8 of the Disclosure Schedule):

(a)           any change or condition of any character in the Assets including, without limitation, the financial condition, results of operations or prospects of the Business which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on the revenues, financial condition, results of operations, properties, assets or prospects of the Seller (a "Material Adverse Effect");

(b)           any capital expenditure or commitment thereof in excess of $5,000 individually or $10,000 in the aggregate;

(c)           any sale, lease, license, Encumbrance or other transfer or disposition of any assets or properties of the Seller, except in the ordinary course of the Business;

(d)           any forgiveness or cancellation of any debts or claims, or, except in the ordinary course, any discharge or satisfaction of any Encumbrance or payment of any liability or obligation, of the Seller, except as expressly set forth herein;

(e)           any change in the Seller's credit practices or any creation or assumption of indebtedness for money borrowed, or any making of loans, advances or capital contributions;

(f)           (i) any increase in the rate or terms of compensation (including termination and severance pay) payable or to become payable by the Seller to its managers, officers, employees or agents (except for normal increases which are consistent with past practices), or any increase in the rate or terms of any bonus, insurance, pension or other Benefit Plan, or any program or arrangement made to, for or with any such managers, officers, employees or agents, or (ii) any entry by the Seller into any employment, profit sharing, compensation, severance or termination agreement with any such person;

(g)           any entry into or commitment to enter into any material contract by the Seller or any change or amendment to any material contract, or any entry into any or commitment to enter into any contract with an affiliate of the Seller; it being agreed by the Purchaser and the Seller that for purposes of this Section 3.8, a “material” contract shall be defined as one involving annual receipts or expenditures in excess of $50,000;

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(h)           any damage, destruction or loss to the properties or assets owned, leased or used by the Seller, whether or not covered by insurance, which adversely affected the operations of the Business;

(i)           any change by the Seller in its financial or tax accounting principles or methods;

(j)           any acquisition (by merger, consolidation or acquisition of stock or assets) by the Seller of any business entity or division or significant assets thereof;

(k)           any failure to maintain the books, accounts and records of the Seller in the usual, regular and ordinary manner on a basis consistent with prior  practice and in accordance with GAAP;

(l)           any change made or authorized in the Seller's articles of organization or operating agreement;

(m)           any failure by the Seller to use all commercially reasonable efforts to preserve the Seller's goodwill with suppliers, customers and others with which it has business relationships and to maintain its business, employees, licenses and operations consistent with past practices;

(n)           any loss of any customer or project by the Seller; or

(o)           any resignation or termination of employment of any employee of the Seller.  The Seller has no knowledge of any such impending resignation that could become applicable to this Section 3.8).

SECTION 3.9. Litigation.  Except as set forth in Schedule 3.9 of the Disclosure Schedule, there is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation pending or, to the knowledge of Seller, threatened against the Seller or any of its properties, assets or rights, before any court, arbitrator or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority outstanding against, and unsatisfied by, the Seller (any of the foregoing being herein referred to as "Existing Litigation"), nor does the Seller know of any fact or condition which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation.  There is no action, suit, proceeding or investigation by any Seller pending or that the Seller intends to initiate or is considering initiating.

SECTION 3.10. Title to Assets.  Except as set forth in Schedule 3.10 of the Disclosure Schedule, the Seller has good and marketable title to all of the properties and assets used in the conduct of the Business or reflected in the Financial Statements as owned by it, including the Assets, free and clear of any and all liens and Encumbrances (except for those

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properties or assets disposed of in the ordinary course of business).  Schedule 3.10 of the Disclosure Schedule lists all of the properties and assets used in the Business that are individually or in the aggregate material to the Seller which are not owned by the Seller.  Except as set forth in Schedule 3.10 of the Disclosure Schedule, all of the Assets are located at the Seller's facilities in New York City.

SECTION 3.11. Assets Sufficient  The properties and assets used in the Business or otherwise comprising the Assets are, in all material respects, sufficient for the conduct of normal and customary operations of the Business as presently conducted by the Seller.

SECTION 3.12. Contracts.

(a)           Schedule 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all of the contracts, agreements and arrangements, whether written or oral, formal or informal, which relate to the Assets, including but not limited to: (i) Ordinary Course Contracts, which involve obligations (contingent or otherwise) of, or payments to, the Seller in excess of $5,000.00; (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Seller; (iii) provisions restricting or affecting the development, distribution or provision of the products or services of the Seller; (iv) indemnification by or to the Seller; (v) obligations of the Seller which are not terminable by the Seller upon no more than ninety (90) days' notice; (vi) purchase of capital equipment; (vii) non-competition; (viii) profit sharing; (ix) employment; (x) consulting and (xi) agency agreements (sometimes hereinafter collectively referred to as the "Material Contracts").  "Ordinary Course Contracts" shall mean those contracts entered into in the ordinary course of business by the Seller until the Closing including trade payables, open purchase orders, and supplier agreements.  The Material Contracts and Ordinary Course Contracts were negotiated at arms' length and in good faith by the Seller.

(b)           Schedule 3.12(b) of the Disclosure Schedule sets forth a complete and accurate list of all guarantees, loans or other financing agreements pursuant to which the Seller is or may be liable as guarantor, obligor or payor or otherwise for the payment of money or guarantee of such payment (the "Debt Contracts").

(c)           Other than as set forth in Schedule 3.12(c) of Disclosure Schedule, the Seller is not in default with respect to any obligation to be performed under any Material Contract or Debt Contract, and to the knowledge of the Seller, each other party to a Material Contract or Debt Contract is not in default with respect to any obligation to be performed.

(d)           Except as set forth in Schedule 3.12(d) of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any Material Contract or Debt Contract as a result of or in connection with the execution, delivery or performance of this Agreement and/or the Related Agreements or the consummation of the transactions contemplated herein.

(e)           The contracts to be assumed by the Purchaser include the contracts referenced in this Section 3.12.

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SECTION 3.13. Employee Benefit Plans; Labor Relations.

(a)           Schedule 3.13(a) of the Disclosure Schedule contains a complete and accurate list of each employee benefit plan, program, agreement or arrangement, whether written or oral, covering employees, former employees or managers of the Seller, or providing benefits to such persons in respect of services provided to the Seller (collectively, the "Benefit Plans").  Schedule 3.13(a) of the Disclosure Schedule indicates which of the Benefit Plans is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and which of the Benefit Plans is subject to Section 302 or Title IV of ERISA.

(b)           With respect to each Benefit Plan, the Seller heretofore delivered to the Purchaser a accurate and complete copy of such Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, an accurate and detailed written description thereof), and, if applicable, (i) any related trust or other funding documents, and (ii) any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.

(c)           As of the date hereof, except as set forth in Schedule 3.13(c) of the Disclosure Schedule, the Seller is not a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Seller and the Shareholders, there is no activity or proceeding of any labor organization or employee group to organize any such employees.

(d)           Schedule 3.13(d) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Seller, including each employee on leave of absence: name, job title; current compensation paid or payable and any change in compensation since January 1, 2011; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan.  To the Seller's knowledge, no current officer or manager or employee of the Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director or any other person that in any way adversely affects the performance of his or her duties as an employee or officer or manager of the Seller or the ability of the Seller to conduct the Business.

SECTION 3.14. Taxes.

(a)           Except as set forth in Schedule 3.14(a) of the Disclosure Schedule, the Seller has:

(i)           timely filed or caused to be filed with appropriate governmental agencies or departments all Tax Returns required to be filed by it.  The term “Tax

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 Return” shall mean any return, declaration, report, information return or statement relating to Taxes that is required to be filed with any Taxing Authority (as defined below);

(ii)           made available to the Purchaser complete and accurate copies of all Tax Returns filed after December 31, 2009; and

(iii)           paid or caused to be paid all Taxes (including any additions or penalties if any) if any required to be paid by the Seller in respect of the periods for which its Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods up to and including the Closing Date.

(b)           The Seller is not a party to any action, suit or proceeding with any Taxing Authority for the assessment or collection of Taxes related to the Seller or the Business, nor is any claim or assessment for collection of Taxes been asserted against it, and there is no audit examination, deficiency or refund litigation or matter in controversy outstanding with respect to any Taxes.

(c)           The Tax Returns are complete and accurate in all respects, and are in compliance, in all respects, with all applicable Tax statutes, Laws, rules and regulations.  Schedule 3.14(c) of the Disclosure Schedule sets forth any and all Tax Returns that have been audited since January 1, 2010.

(d)           The term "Tax" shall include all taxes (and all penalties and interest imposed thereon) or other assessments imposed by any  Taxing Authority, including, but not limited to, those taxes related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.  The term “Taxing Authority” shall mean any Governmental Authority having jurisdiction with respect to any Tax.

SECTION 3.15. Environmental Matters.

(a)           Except as disclosed in Schedule 3.15(a) of the Disclosure Schedule, there are no Hazardous Substances on or in any property currently or formerly owned, leased or operated by the Seller (the "Seller Facilities").

(b)           Except as disclosed in Schedule 3.15(b) of the Disclosure Schedule, (i) the Seller is in full compliance with all Environmental Laws, (ii) the Seller has obtained all permits required under any Environmental Law, and (iii) the Seller does not have knowledge of any notice of any suit, litigation, arbitration, hearing, investigation, dispute or other action (whether civil, criminal, administrative or investigative) brought by or before any court, Governmental Authority or arbitrator relating to (A) any alleged noncompliance with any requirement of any Environmental Law or (B) the presence or alleged presence of Hazardous Substances in or upon any Seller Facilities and whether against any Seller or any of the assets or

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properties of the Seller, and the Seller has no knowledge of any basis for any such notice or actions.

(c)           For purposes of this Agreement (i) "Hazardous Substances" means any wastes, substances, or materials (whether solids, liquids or gases) that are defined or regulated as hazardous or toxic under any Environmental Law, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in any Environmental Laws.  "Hazardous Substances" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products, and (ii) "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Resources Conservation and Recovery Act, 42 U.S.C. § 9601 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq., each as amended; or any other applicable federal, state, or local laws, regulations, ordinances, decrees, rules, judgments, orders or directives now or hereinafter in effect relating to the protection of human health, safety or the environment, or otherwise relating to Hazardous Substances generation, production, use, storage, treatment, transportation or disposal.

SECTION 3.16. Compliance with Applicable Laws; Permits and Licenses.

(a)           Schedule 3.16(a) of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business.  Except as set forth in Schedule 3.16(a) of the Disclosure Schedule, the Seller properly holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business, and the Business is not being and, during the relevant statute of limitations period, has not been conducted in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval ("Law") applicable to it.

(b)           Except as set forth in Schedule 3.16(b) of the Disclosure Schedule, the Seller has not received any notification of any failure by the Seller to comply with any Law applicable to it.

SECTION 3.17. Absence of Questionable Payments.  Neither the Seller nor any of its managers, officers, employees or agents acting on behalf of the Business, nor any other person acting on their behalf or on behalf of the Business:

(i)	has made any political contributions in violation of Law;

(ii)                  has received any payments, services or gratuities in connection with the Business which were not legal to receive or which the Seller or such persons should have known were not legal for the payor or the provider to make or provide; or

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(iii)                  has made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value in connection with the Business to governmental officials in their individual capacities for the purpose of assisting the Seller in securing or retaining any business opportunity, contract, permit or license or in conducting the usual and customary operations of the Business or in clearing the shipment of goods through customs in any country.

SECTION 3.18. Brokers' Fees and Commissions.  Neither the Seller nor any of its managers, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein except as set forth in Schedule 3.18 of the Disclosure Schedule.

SECTION 3.19. Proprietary Rights.

(a)           Set forth in Schedule 3.19(a) of the Disclosure Schedule is a complete and accurate list of all patents, registered copyrights, trademarks, trade names  and trade secrets in which the Seller has proprietary rights and which relates to the Business (hereinafter referred to as the "Proprietary Rights").  The Proprietary Rights are all those necessary for the ordinary and usual conduct of the Business prior to and after the Closing.

(b)           To the best of the Seller's knowledge the use of the Proprietary Rights does not infringe upon the rights of any other person or entity.  The Seller has not received any notice of a claim of such infringement nor were any such claims the subject of any action, suit or proceeding involving the Seller.

(c)           The Seller has no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has the Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

(d)           Except as set forth in Schedule 3.19(d) of the Disclosure Schedule, there are no licenses, sublicenses or agreements relating to (i) the use by third parties of any of the Proprietary Rights or (ii) the use by the Seller of any of the Proprietary Rights, and, to the best of the Seller's knowledge, there is no party with an adverse interest or claim affecting any of the Proprietary Rights.

(e)           Schedule 3.19(e) of the Disclosure Schedule identifies (i) all of the software and computer databases (collectively, the "Data Bases") that are used in the conduct of the Business, (ii) states whether such Data Bases are owned or licensed by the Seller and, (iii) if licensed, the name of such licensor.  Except as set forth on Schedule 3.19(e) of the Disclosure Schedule, the Seller has all legal right to use the Data Bases as they are currently being used, and the Purchaser will continue to have the legal right to use the Data Bases in this manner following the consummation of the transactions contemplated herein.  The use of the Data Bases does not

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 infringe upon the rights of any other person or entity, nor has any Seller received any notice of a claim of such infringement.  Except as listed on Schedule 3.19(e) of the Disclosure Schedule, there are no licenses, sublicenses or other agreements relating to the use of the Data Bases by the Seller.

SECTION 3.20. Accounts Receivable; Payables.

(a)           Except as set forth in Schedule 3.20 of the Disclosure Schedule, all outstanding accounts and notes receivable reflected on the Financial Statements and that are incurred in the ordinary course of business by the Sellers after the date thereof and through the Closing Date (collectively, the "Closing Accounts Receivable"), are due and valid claims against account debtors for goods or services delivered or rendered, and subject to no defenses, offsets or counterclaims, except as specifically reserved against in such balance sheets.  The accruals or reserves reflected in the Financial Statements reflect the Seller's historical bad debt experience.  The Closing Accounts Receivable will be fully collectible except to the extent reserved or accrued on the Financial Statements or as set forth on Schedule 3.20 of the Disclosure Schedule.  Except as set forth in Schedule 3.20 of the Disclosure Schedule, all Closing Accounts Receivable arose in the ordinary course of business.  Except as set forth in Schedule 3.20 of the Disclosure Schedule, no Closing Accounts Receivable are subject to prior assignment or other Encumbrance.  Except as reflected in the Financial Statements or Schedule 3.20 of the Disclosure Schedule, the Seller has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise through the date of the Financial Statements.

(b)           All obligations of the Seller for money owed, whether in respect of the payment for goods and services, pursuant to financing arrangements or otherwise, have been fully reflected in the Financial Statements or are incurred in the ordinary course of business from and after the date thereof and through the Closing Date.

SECTION 3.21. Insurance.  Schedule 3.21 of the Disclosure Schedule sets forth a complete and accurate list (including the name of the insurer, name, address and telephone number of the insurance broker or agent, type of coverage, premium, policy number, limits of liability for personal injury and property damage and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds, other than bonds for excise taxes and custom duties (collectively the "Insurance Policies") maintained by the Seller or for which the Seller is a named insured.  All of the Insurance Policies have been issued under valid policies or binders for the benefit of the Seller, and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises with operations similar to those of the Seller.  All of the Insurance Policies are currently valid, issued, outstanding and enforceable, and each of the Insurance Policies shall remain in full force and effect at least through the respective expiration dates set forth in Schedule 3.21 of the Disclosure Schedule.  There are no pending or asserted claims against any Insurance Policy as to which any insurer has denied liability, and there are no claims under any Insurance Policy that have been disallowed or improperly filed.

SECTION 3.22. Real Estate.

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(a)           Schedule 3.22(a) of the Disclosure Schedule sets forth the real property ("Real Property") owned by the Seller, if any.  Schedule 3.22(a) includes a copy of the deed, title report, environmental study and appraisals related to each parcel of Real Property.  There are no tenancies or occupancy of any Real Property other than by the Seller.  All of the improvements to, and machinery and equipment installed in, each parcel of Real Property is in good repair and useable for the purpose intended, and in compliance with all applicable Laws.

(b)           Schedule 3.22(b) of the Disclosure Schedule sets forth a complete and accurate list of all real property leased or subleased by or on behalf of each Seller (the "Real Estate Leases"), if any.  The Seller has been in peaceable possession of the premises covered by the Real Estate Leases since the commencement date of the original term of such Real Estate Lease.   Other than as set forth on Schedule 3.22(b) of the Disclosure Schedule, the Seller has delivered to the Purchaser accurate, correct, and complete copies of the Real Estate Leases, as amended, which leases, as amended, are in full force and effect and constitute valid and binding obligations of the respective parties thereto.  There have not been and there currently are not any defaults under said leases by any party and no event has occurred which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder entitling the landlord to terminate the lease.  Subject to obtaining the consents as set forth in the Disclosure Schedules, the continuation, validity, and effectiveness of all such leases under the current rentals and other current material terms thereof will in no way be affected by the transactions contemplated by this Agreement.

SECTION 3.23. Transactions with Insiders.  Except as set forth in Schedule 3.23 of the Disclosure Schedule, no Insider (as hereinafter defined): (i) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of the Seller, or otherwise has a business relationship with the Seller; (ii) has pending or, to the knowledge of the Seller, threatened any action, suit, proceeding or other claim against or owes any amount to, or is owed any amount by, the Seller, other than for amounts accrued in the ordinary course of employment; (iii) has any interest in or owns any property or right used in the conduct of the operations of the Business; (iv) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of the Seller, which loans, debts or guarantees are now outstanding or will be outstanding on the Closing Date; or (v) is a party to any contract, lease, agreement, arrangement or commitment, whether oral or written, express or implied, concerning the operations of the Business (other than employment agreements listed in any schedule to the Disclosure Schedule).  The term "Insider" shall mean any of the Seller, any manager, officer, employee or agent of the Seller, any member of the immediate family of any such person or any corporation, partnership, trust or other entity in which the Seller, or any manager, officer, employee or agent of the Seller or any family member of any such person has a five percent (5%) or greater interest or is a director, manager, officer, employee, agent, joint venturer or partner or trustee.  The term "Insider" also shall include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

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SECTION 3.24.  Regulatory Reports.  The Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, and has paid all fees or assessments due and payable in connection therewith.

SECTION 3.25. Customers of the Seller.  Except as set forth on Schedule 3.25 of the Disclosure Schedule, the Seller does not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) which would adversely affect the relationship of the Seller with any existing customer.

SECTION 3.26. Powers of Attorney; Guaranties.  Except as set forth on Schedule 3.26 of the Disclosure Schedule, the Seller has not granted any power of attorney, revocable or irrevocable, that currently remains outstanding, nor does there exist any obligation or liability on the part of the Seller, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any person, firm, organization or other entity.

SECTION 3.27.  Bank Accounts.  Schedule 3.27 of the Disclosure Schedule sets forth a full description of each bank account of the Seller.

SECTION 3.28.  Untrue or Misleading Statements.  No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

SECTION 3.29.  Sellers' Knowledge.   The "Seller's knowledge" or "the best of the Seller's knowledge" shall mean the knowledge of Joseph Grano, Brian King and Lindsay Napor McClean and shall include only information which such individuals actually knew or should have known through the  performance of the duties of such individuals in a commercially reasonable manner that is customary in the industry including the Business.

SECTION 3.30.  Status of the Seller.  The Seller is, at Closing, taking the Stock Consideration for investment and not distribution of the same.  The Seller is an accredited investor, or is owned by members each of whom is an accredited investor, as such term is defined in the Securities Act except as noted on Schedule 3.30 of the Disclosure Schedule.  The Seller has reviewed the filings of Premier with the Securities and Exchange Commission, including but not limited to the risk factors set forth therein, and understands that the Premier Common Stock presents certain risks for a holder of the same.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows:

SECTION 4.1. Organization and Qualification.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of New York, with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted.

SECTION 4.2. Authorization.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated herein.  The execution and delivery of this Agreement and the Related Documents by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action.   This Agreement and the Related Documents have been duly and validly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors' rights and remedies generally.

SECTION 4.3. No Violation.  Neither the execution and delivery of this Agreement and the Related Documents by the Purchaser, nor the performance by the Purchaser of its obligations hereunder, will:

(a)           violate or result in any breach of any provision of the Purchaser's certificate of incorporation or by-laws; or

(b)           violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Purchaser.

SECTION 4.4. Consents and Approvals.  Except as listed on Schedule 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Sellers is necessary for the Purchaser's consummation of the transactions contemplated herein.

SECTION 4.5. Brokers' Fees and Commissions.  Except as listed on Schedule 4.5 of the Disclosure Schedule, neither the Purchaser nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

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SECTION 4.6. Untrue or Misleading Statements.  No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

SECTION 4.7. SEC Reports.  Premier files reports with the Securities and Exchange Commission (the “SEC Reports”).  The SEC Reports comply as to form with applicable law, are substantially complete and accurate, and do not contain untrue statements of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V.
COVENANTS

SECTION 5.1. Conduct of the Business Prior to the Closing.  During the period from the date of this Agreement and continuing until the Closing Date, the Seller agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, the Seller shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted in all material respects.  The Seller agrees to promptly notify the Purchaser within two (2) business days of any event or series of events which has resulted in any of the representations and warranties as to the Seller being misleading in any material respect (receipt of such notice will not be a waiver with respect to the same).  Without limiting the generality of the foregoing, prior to the Closing, and except as expressly contemplated or permitted by this Agreement, the Seller will not, without the prior written consent of the Purchaser, take any action that would constitute  a change which violates the terms of Section 3.8 hereof.

SECTION 5.2. Access to Information.  During the period from the date of this Agreement and continuing until the Closing, at reasonable times without causing unreasonable disruption to the Business, the Seller shall give the Purchaser and its authorized representatives full access to all personnel, offices and other facilities, and to all books and records of the Seller (including, without limitation, Tax Returns and accounting work papers) and will permit the Purchaser to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as the Purchaser may reasonably require and will fully cooperate in such interviews and inspections and will cause the Seller's officers to furnish to the Purchaser such financial and operating data and other information with respect to the Business and the Assets as the Purchaser may from time to time reasonably request.

SECTION 5.3. Maintenance of Employee and Customer Relations.  During the period from the date of this Agreement and continuing until the Closing, the Seller shall use its best commercial efforts to retain the services and goodwill of the employees of the Business and to maintain the goodwill of its customers, and shall not take, nor permit any manager,

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officer, employee, agent or independent contractor of the Seller to take, any action (i) with respect to any employee, which action is intended to solicit, entice, persuade or induce such employee to terminate his or her employment with the Seller which action is in contravention of the foregoing requirements, and (ii) with respect to its customers, which action is intended to cause its customers, to terminate or substantially diminish their business dealings with the Seller which action is in contravention of the foregoing requirements, other than actions for which the Purchaser has given its prior written approval, which it may withhold in its sole discretion..

SECTION 5.4. All Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article VI hereof.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of the Purchaser and the Seller shall take all such necessary action.

SECTION 5.5. Consents and Approvals.  The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein.

SECTION 5.6. Public Announcements.  The Purchaser and the Seller will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law or based upon the advice of counsel that such disclosure would be required under applicable securities Laws.

SECTION 5.7. Confidentiality.  The Seller shall not use, publish, or disclose to any other person any confidential or proprietary information comprising part of the Assets or relating to the Business or the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of the Seller under, or defend against a claim asserted under, this or any other agreement with the Purchaser or, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over the Sellers, or as otherwise required by Law.  The Seller, acknowledges that the Purchaser does not have an adequate remedy at law for the breach of this Section 5.7 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

SECTION 5.8. Disclosure Supplements.  Prior to the Closing, each party to this Agreement will promptly provide written supplemental disclosure with respect to any matter of the type called for in Disclosure Schedule although occurring after the date thereof.

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SECTION 5.9. Restrictions on Transfer.  The Seller agrees that prior to a termination under this Agreement pursuant to Section 8.7 and Section 8.8 hereof, it will not directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any portion of the Assets except in the ordinary course of business and the Seller further agrees not to enter into any agreement relating to these matters or to conduct any discussions related to any of these matters.

SECTION 5.10. Employees Continued Association with the Business.  Prior to Closing, the Purchaser and the Seller shall meet to discuss which of the Seller's employees the Purchaser shall make an offer of employment to, and the Seller shall facilitate and not interfere with the Purchaser's employment of such employees.  The Purchaser shall have no obligation to such employees for any compensation, benefits, severance, or similar items for or relating to the period on or prior to Closing unless otherwise expressly assumed hereunder, and the Seller shall not be considered a third party beneficiary of any employment or benefits provided such employees.

SECTION 5.11. Property Taxes.  Any real or personal property Taxes applicable to the Assets for a Taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be paid by the Purchaser or Seller, as required by applicable Laws.  The portion of such property Taxes for which the Seller is liable under this Agreement (the “Seller’s Share of Property Taxes”) shall be equal to the amount of such property Taxes multiplied by a fraction, the numerator of which is the number of days in such Straddle Period that includes and ends on the Closing Date and the denominator of which is the number of days in such Straddle Period.  The portion of such property Taxes for which the Purchaser is liable under this Agreement shall be equal to the balance of such property Taxes (the “Purchaser’s Share of Property Taxes”).  To the extent the Seller has paid any of the Purchaser’s Shares of Property Taxes, the Purchaser shall, upon request, promptly pay to the Seller the amount of the Purchaser’s Share of Property Taxes which have been paid by the Seller.  To the extent that the Purchaser pays any of the Seller’s Share of Property Taxes, the Seller shall, upon request, promptly pay to the Purchaser the amount of Seller’s Share of Property Taxes which have been paid by the Purchaser.

SECTION 5.12. Transfer Taxes.  All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by Seller to the Purchaser of the Assets as contemplated by this Agreement (collectively, the “Transfer Taxes”), if any, shall be borne fully by Purchaser.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Purchaser, and if required by applicable Laws, the Seller shall join in the execution of any such Tax Returns and other documentation.

SECTION 5.13  Non-Competition.  The Seller covenants and aggress that from and after the Closing Date, it shall not engage in any respect in the type of business conducted

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by it  prior to the Closing Date.  The Purchaser shall be entitled to an injunction to prevent any breach or threatened breach of the provisions of this Section 5.13, in addition to such damages as may be awarded under applicable law.

ARTICLE VI.
CLOSING CONDITIONS

SECTION 6.1. Conditions to Each Party's Obligations under this Agreement.  Each party's obligations under Article I and Article II of this Agreement shall be subject to each of the parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities, if any, in form and substance satisfactory to the other party, necessary to permit such Party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

SECTION 6.2. Conditions to the Obligations of the Purchaser.  The Purchaser's obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Purchaser of the following conditions precedent:

(a)           Performance of Obligations of Seller.  Each of the Seller's pre-Closing obligations shall have been duly performed in all material respects, and each of the representations and warranties of the Seller contained in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Purchaser shall have received a certificate to that effect signed by an officer of the Seller in a form reasonably satisfactory to the Purchaser.

(b)           Secretary's Certificate.  The Purchaser shall have received from the Secretary of the Seller (or a person with such responsibilities), in a form reasonably satisfactory to the Purchaser, a certificate enclosing the certified articles of organization and operating agreement of the Seller, resolutions authorizing all of the transactions contemplated herein, and a good standing certificate of the Seller dated as of a date reasonably close to the Closing Date.

(c)           Non-Competition Agreement.  The Purchaser shall have received a non-competition agreement from Brian King containing a non-competition provision during the term of his employment and for a period of one (1) year thereafter substantially in the form attached hereto as Exhibit A (the “King Non-Competition Agreement”).

(d)           King Employment Agreement.  Brian King and the Purchaser shall have entered into an employment agreement in the form attached hereto as Exhibit B (the “King Employment Agreement”).

(e)           Contract Consents.  Any and all requisite consents, waivers or authorizations from third parties required for the assumption by the Purchaser of the assumed contracts shall have been obtained without any adverse effect on the terms of such contracts.

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(f)           Change of Name of the Seller.  The Purchaser shall have received a duly executed amendment to the articles of organization of the Seller, and all terminations or amendments to the foreign qualifications, registrations, fictitious names, doing business and similar filings, registrations or certificates of the Seller deleting and removing the word "Ecological", and any variation of such words, in each case in a form reasonably acceptable to the Purchaser and suitable for filing with each applicable Governmental Authority.

(g)           Bill of Sale.  The Purchaser shall have received a Bill of Sale selling and transferring to Purchaser the Business and all of the Assets, executed by the Seller and in the form attached hereto as Exhibit C and all other transfer documents reasonably requested by it.

(h)           Opinion.  The Purchaser shall have received an opinion of counsel to the Seller substantially in the form of Exhibit D hereto.

(i)           Equity Financing. Premier shall have completed an equity financing in form and substance satisfactory to Premier resulting in gross proceeds of at least $4,000,000.

(j)           Funded Debt. All obligations of the Seller for funded debt, however evidenced shall have been terminated through payment in cash or other property, or otherwise, and the Seller shall have no liability for the same including principal, interest, fees and other changes of any description whatsoever.

(k)           Other Documents.  The Purchaser shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein.

SECTION 6.3. Conditions to the Obligations of the Seller.  The Seller's obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Seller of the following conditions precedent:

(a)           Closing Payment.  The Seller shall have received the Cash Consideration and the Stock Consideration.

(b)           Performance of Obligations of Purchaser.  Each of the pre-Closing obligations of the Purchaser shall have been duly performed, and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Seller shall have received a certificate to that effect signed by an officer of the Purchaser substantially in a form reasonably acceptable to the Seller.

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(c)           Secretary's Certificate.  The Seller shall have received from the Secretary of the Purchaser, substantially in a form reasonably acceptable to the Seller, a certificate enclosing appropriate corporate resolutions authorizing the Purchaser's performance of the transactions contemplated herein, and a good standing certificate of Purchaser dated as of a date reasonably close to the Closing Date.

(d)           Assumption Agreement.  The Seller shall have received an Assumption Agreement assuming the Assumed Liabilities, executed by the Purchaser and substantially in the form attached hereto as Exhibit E.

(e)           King Employment Agreement.  The Seller shall have received a fully signed copy of the King Employment Agreement.

(f)           Joseph Grano.  Joseph Grano shall have been appointed a director of Premier and Chairman of the Board of Directors for a term of two (2) years after the Closing Date.

(g)           Other Documents.  The Seller shall have received from the Purchaser any such other documents or other materials as the Seller may reasonably request to consummate the transactions contemplated herein.

ARTICLE VII.
SURVIVAL AND INDEMNIFICATION

SECTION 7.1. Survival.  All representations, warranties, covenants and agreements contained in this Agreement and the Related Documents shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of 12 months following the Closing Date, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Sections 3.10, 3.13, 3.14, 3.15 and 3.30 and the indemnification obligations of any party hereto in respect of any misrepresentations or related warranties to which such party had knowledge prior to the Closing, shall each survive until the expiration of the applicable statute of limitations.  Additionally, the parties agree that the indemnification obligations set forth in this Article VII shall survive with respect to any Existing Litigation and as to any claims made within the applicable survival period until finally resolved.  The representations, warranties, covenants, and agreements contained in this Agreement or in any certificate, schedule, document, or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

SECTION 7.2. Indemnification of the Purchaser.  From and after the Closing, the Seller agrees to indemnify, defend and hold harmless the Purchaser, Premier, and their directors, officers, employees, owners, agents and affiliates and their successors and assigns or

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heirs and personal representatives, as the case may be (each a "Purchaser Indemnified Party") from and against, and to promptly pay to or reimburse a Purchaser Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and other advisors' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained by such Purchaser Indemnified Party relating to, caused by or resulting from:

(a)           any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller;

(b)           the operations and business of the Seller through the Closing Date, to the extent such Losses do not constitute Assumed Liabilities;

(c)           Existing Litigation; and

(d)           the Excluded Liabilities.

SECTION 7.3. Indemnification of the Seller.  From and after the Closing, the Purchaser agrees to indemnify, defend and hold harmless the Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a "Seller Indemnified Party") from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Purchaser contained herein or in any of the Related Documents; (b) the operation of the Business by the Purchaser after the Closing; and (c) the Assumed Liabilities.

SECTION 7.4. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a)           In the event that subsequent to the Closing any Purchaser Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action, suit or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim", which term also shall encompass all Existing Litigation) against such Indemnified Party, with respect to which the Purchaser or the Sellers (the "Indemnifying Party"), as the case may be, are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "Third Party Indemnification Notice"), to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim).  The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from an Indemnified Party of a Third Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defense against such Third Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified

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 Party; provided, however, that the Indemnified Party shall have the right to reasonably approve the defense counsel representing the Indemnifying Party, which approval shall not be unreasonably withheld, and in the event that the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's reasonable approval in accordance with the terms hereof.

(b)           In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 7.4(a) hereof, then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel of its choice and at the expense of the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and shall be deemed given in the absence of providing the Indemnified Party with a written response within ten (10) days of any request therefor.

(c)           In the event that the Indemnifying Party delivers a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party.  Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense assisted by counsel of its own choosing.  Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d)           Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order.  Such indemnification shall be required to be made no later than the tenth day following the expiration of any period in which an appeal may be taken, and shall be satisfied by payment of the amount thereof by the Indemnifying Party in cash unless otherwise specified.

SECTION 7.5. Failure to Give Timely Third Party Indemnification Notice.  Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice as provided in this Article VII will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice was actually deprived of its right to recover any payment under its applicable insurance coverage or was otherwise actually adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third Party Indemnification Notice.

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SECTION 7.6. Notice of Claims.  In the case of a claim for indemnification other than pursuant to Section 7.4 hereof, upon determination by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim (each, an "Indemnification Notice") to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification under Section 7.2 or Section 7.3 and the Indemnified Party's reasonable estimate of the dollar amount of such claim (the "Estimated Indemnification Amount").  Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Dispute Notice") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute.  In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party  in the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute.  In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all legal remedies available under Section 8.5.

SECTION 7.6A                             Limits on Claims.  No claims of the Seller or the Purchaser shall be subject to indemnification by the other party hereunder until such claims aggregate more than $50,000.00, at which point all of such claims shall be subject to indemnification hereunder.  Other than in the case of gross negligence or fraud, the claims for indemnification by the Seller or the Purchaser shall not exceed the aggregate sum of $1,750,000.00.

SECTION 7.7.  Use of Stock Consideration.  In the event of a claim of a Purchaser Indemnified Party is established but remains unsatisfied (“Unsatisfied Claims”), the Purchaser Indemnified Party shall have the right to receive shares of Premier Common Stock “Indemnification Shares”) from the Stock Consideration as follows:  the number of Indemnification Shares shall be the amount of the Unsatisfied Claim divided by the Share Price.  The Seller shall deliver a certificate including the Indemnification Shares together with a stock power, including a signature medallion, for transfer of the Indemnification Shares to the Purchaser Indemnified Party.  Any transferee of the Stock Consideration or any portion thereof shall be bound by this provision.  In the event that the Seller does not deliver a certificate and signature medallion, the Purchaser Indemnified Party shall be entitled to take legal action to compel delivery of the same.  Certificate(s) for the Stock Consideration equal in number to $1,750,000.00 divided by the Share Price (the “Section 7.7 Shares”) shall bear a legend referring to this Section 7.7 which shall be removed when all indemnification claims outstanding as of the one year anniversary of the Closing Date have been resolved, and if such claims do not then total $1,750,000.00, the Section 7.7 Shares not needed to cover the amount of the claims as of such date shall then have the legend removed therefrom.

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SECTION 7.8.  Insurance.  If any insurance proceeds or other recoveries from third parties are actually recovered by a Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds or third party recoveries relate, the Indemnified Party shall hold such recovered amounts in trust and promptly refund such amount to the Indemnifying Party.

SECTION 7.9.  Treatment of Indemnification Payments.  Except as otherwise required by applicable Law, all payments made pursuant to Article VII shall be treated for Tax purposes as an adjustment to Purchase Price.

ARTICLE VIII.
REGISRATION PROVISIONS FOR THE STOCK CONSIDERATION

SECTION 8.1.                             Status of Stock Consideration.

(a)           No disposition shall be made of the Section 7.7 Shares unless and until the same are no longer subject to Section 7.7.  The remaining Stock Consideration, and any Section 7.7. Shares no longer subject to Section 7.7 are referred to as “Section 81. Shares”.

(b) There shall be no disposition of the Section 8.1 Shares for six months from the date of Closing.  Thereafter, the Section 8.1 Shares shall be subject to disposition (i) in compliance with the provisions of Rule 144 under the Securities Act or (ii) in a registration statement thereafter filed by Premier under the Securities Act., other than a registration statement on Form S-4 or S-8, provided that (A) such shares shall not be so included if in the good faith judgment of the underwriter, the inclusion of such shares will adversely affect the offering (B) such shares shall be subject to reduction or elimination if the same is required under registration rights granted by Premier in connection with the offering for which such registration statement was filed, and (C) the holder of the Section 8.1 Shares shall provide appropriate disclosure, shall agree to indemnify Premier and any underwriter, and shall pay its own commissions and the cost of registering the Section 8.1 Shares in any jurisdiction where Premier would not otherwise have registered shares in connection with the offering for which the registration statement was filed.

(c) One year from the Closing Date, and if the Seller then holds at least ______ Section 8.1 Shares, Premier shall file a registration statement for such shares under the Securities Act at the written request of the Seller.  All costs of such filing, and processing of the registration statement to effectiveness, shall be borne by Premier, including registration of such offering in not more than five states selected by the Seller, provided that such registration can be carried out without a separate registration statement or equivalent document being filed in any such state.  Premier shall maintain the effectiveness of such registration statement at its expense for up to 180 days after the effectiveness of the same.  If the Seller desires to maintain the effectiveness beyond such time, or to effect other state registrations, Premier shall make commercially reasonable efforts to do all of the same at the sole and exclusive cost and expense

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 of the Seller, including reasonable changes for Premier executives’ participation.  Prior to the time such registration statement becomes effective, Premier and the Seller shall enter into a customary indemnification agreement as to such registration statement.

ARTICLE IX.
MISCELLANEOUS PROVISIONS

SECTION 9.1. Amendment and Modification; Waiver of Compliance.  Neither the Purchaser, on the one hand, nor the Seller, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party:  (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the party to be bound thereby.  No single or partial exercise by the Purchaser or the Seller of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

SECTION 9.2. Validity.  If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by Law.

SECTION 9.3. Parties in Interest.  This Agreement shall not confer upon any other person any rights or remedies of any nature whatsoever except as expressly set forth herein.

SECTION 9.4. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile (in each case with receipt verified) as follows:
(a)           If to the Purchaser:

Ecological Partners, LLC
c/o Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina  28211

With a copy to:

Stuart M. Sieger

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Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, NY 11556

(b)           if to the Seller, to:

Ecological, LLC
267 Broadway, 3rd Floor
New York, NY  10007

With a copy to:

F. Traynor Beck
McCarter English, LLP
Mellon Bank Center, Suite 700
1735 Market Street
Philadelphia, PA 19103

; provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 8.4.

SECTION 9.5. Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof.

SECTION 9.6. Entire Agreement.  This Agreement, including the Disclosure Schedule and Exhibits embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

SECTION 9.7. Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)           by mutual written consent of the Purchaser and the Seller;

(b)           by the Purchaser if any of the representations or warranties of the Seller contained herein are not in all material respects true, accurate and complete or if the
Seller breaches any covenant or agreement contained herein in any material respect, and the same is not cured within 30 days after notice thereof;

(c)           by the Seller if any of the representations or warranties of the Purchaser contained herein are not in all material respects true, accurate and complete or if the

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Purchaser breaches any covenant or agreement contained herein in any material respect; and the same is not cured within 30 days after notice thereof; or

(d)           By either party if (A) the Closing has not occurred by the outside Closing Date and (B) such party has performed all of its obligations hereunder and has satisfied all of the conditions to Closing to be satisfied for the other party to proceed.

SECTION 9.8.                             Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 8.7, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto.  Notwithstanding such termination and anything contained to the contrary herein, each party shall have the right to seek all legal remedies available under Section 8.5 for breach of this Agreement by the other party, including but not limited to such damages as are permitted by applicable law.

SECTION 9.9. Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

SECTION 8.10.  Dispute.  In the event of a dispute hereunder, there shall be exclusive jurisdiction in the Federal and State courts sitting in the City, County and State of New York.  The party prevailing shall be entitled to recover its reasonable legal fees and expenses from the party not prevailing.  The Purchaser shall be entitled to obtain specific performance of the obligations of the Seller hereunder.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

ECOLOGICAL PARTNERS, LLC

By:
Name:  Mark Elliott
Title:    Managing Member
____________________
Joseph J Grano Jr, Individually, with respect to the provisions of Section 6.3(f) of this Agreement

                                                                       SELLER:

ECOLOGICAL, LLC

By:
Name:  Brian King
Title:    Chief Executive Officer